Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

of Hungarian Telephone and Cable Corp.:

We consent to the incorporation by reference in the registration statements No. 333-29885, 333-81813, 333-54688 and 333-115871 on Form S-8 of Hungarian Telephone and Cable Corp. of our reports dated March 19, 2007, with respect to the consolidated balance sheets of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Hungarian Telephone and Cable Corp.

Our report on the consolidated financial statements dated March 19, 2007 refers to (1) the adoption of Statement of Financial Accounting Standard No 123 (revised 2004), Share-Based Payment, and (2) the restatement of the 2005 and 2004 consolidated statements of operations and comprehensive income to reflect the correction of errors in the presentation of revenues, cost of sales and local business tax.

KPMG Hungaria Kft.

Budapest, Hungary

March 19, 2007